Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 of our report dated December 16, 2022, except for note 25 as to which the date is February 24, 2023, with respect to our audit of the consolidated statement of financial position of Zapp Electric Vehicles Limited as of September 30, 2022 and 2021, and the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended September 30, 2022, including the related notes, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ PKF Littlejohn LLP

London, United Kingdom

March 10, 2023